Exhibit 5.3

April 8, 2005

Buhrmann N.V.

Buhrmann US Inc.

Ladies and Gentlemen:

I am General Counsel to Corporate Express, Inc., a Colorado corporation and wholly-owned subsidiary of Buhrmann US Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the registration of $150,000,000 aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2015 (the “Securities”) by the Company, and each co-registrant thereto, and the guarantees of the Securities (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), on Form F-4 filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2005 (the “Registration Statement”).  The Securities and the Guarantees will be issued pursuant to an indenture dated as of March 2, 2005 (the “Indenture”) by and among the Company, each of the Guarantors and The Bank of New York, as Trustee (the “Trustee”).  The Securities and the Guarantees will be issued in exchange for the Company’s outstanding 7-7/8% Senior Subordinated Notes due 2015 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.  The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.”  Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In connection with this opinion, I have examined or have had members of my staff, under my supervision, examine originals or copies, certified or otherwise identified to my satisfaction, of (a) the Certificate or Articles of Incorporation or relevant constitutional documents and By-Laws of each of the entities identified on Schedule A hereto as Covered Guarantors (the “Covered Guarantors”), (b) the Certificates of Good Standing for the jurisdiction of organization of each of the Covered Guarantors, (c) resolutions of the Board of Directors of each of the Covered Guarantors related to the transactions contemplated by the Registration Statement, and (d) the powers of attorney and such other agreements, certificates of public officials, certificates of officers and others, and such other documents, certificates and corporate or public records as I have deemed necessary or appropriate in connection with this opinion.  I advise you that I have not participated in the preparation or negotiation of the Registration Statement or any of the Operative Documents.

In connection with this opinion, I have assumed the genuineness of all signatures (other than as to any Covered Guarantors) on original or certified copies, the authenticity of documents submitted to me as originals and the conformity to original or certified copies of all copies submitted to me as certified or reproduction copies.

I have also assumed that for the purposes of the opinion expressed below, the Power of Attorney executed and delivered by each of the Covered Guarantors is legal, valid and binding under the laws of the United Kingdom.

Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that the notation of Guarantees of each of the Covered Guarantors to be endorsed on the Securities have been duly authorized by all necessary corporate action of each of the Covered Guarantors and, when executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issue and authentication of the Securities in accordance with the terms of the Indenture and delivery in the manner contemplated by the Registration Statement), will be the legally valid and binding obligations of each of the Covered Guarantors, enforceable against the Covered Guarantors in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to general principles of equity.

No opinion is expressed herein with respect to the applicability of, or compliance with, any federal or state securities laws.

This opinion speaks only as of the date hereof. I have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this opinion.  In additional, I advise you that I am admitted in the States of Connecticut and Illinois, and registered as a Single Client Representative for Corporate Express, Inc. and its subsidiaries in the State of Colorado.

The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person.

I consent to your filing this opinion as an exhibit to the Registration Statement under the heading “Legal Matters” contained in the prospectus contained therein.

Very truly yours,

/s/ Thomas F. Cullen

Thomas F. Cullen
General Counsel

Schedule A

SCHEDULE OF CO-REGISTRANTS AND GUARANTORS

Dutch Guarantors:

	Name	Jurisdiction

1.	Buhrmann N.V.	The Netherlands
2.	Buhrmann Financieringen B.V.	The Netherlands
3.	Buhrmann Fined B.V.	The Netherlands
4.	Buhrmann II B.V.	The Netherlands
5.	Buhrmann International B.V.	The Netherlands
6.	Buhrmann Nederland B.V.	The Netherlands
7.	Buhrmann Nederland Holding B.V.	The Netherlands
8.	Tetterode-Nederland B.V.	The Netherlands
9.	Veenman B.V.	The Netherlands
10.	Buhrmann Office Products Nederland B.V.	The Netherlands

Belgian Guarantor:

	Name	Jurisdiction

1.	Buhrmann Europcenter N.V.	Belgium

Luxembourg Guarantor:

	Name	Jurisdiction

1.	Buhrmann Luxembourg, Sarl	Luxembourg

Covered Guarantors:

	Name	Jurisdiction

1.	ASAP Software Express, Inc.	Illinois
2.	Corporate Express, Inc	Colorado
3.	Corporate Express Document & Print Management, Inc.	Nebraska
4.	Corporate Express Promotional Marketing, Inc.	Missouri

Additional Guarantors:

	Name	Jurisdiction

1.	BTOP USA Corp.	Delaware
2.	BTOPI Holding (U.S.)	Delaware
3.	Buhrmann Swaps, Inc.	Delaware
4.	Corporate Express Office Products, Inc.	Delaware
5.	CE Philadelphia Real Estate, Inc.	Delaware
6.	Corporate Express of Texas, Inc.	Delaware
7.	License Technologies Group, Inc.	Delaware